Exhibit 99.2

December 7, 2022

Board of Directors

Adit EdTech Acquisition Corp.

1345 Avenue of the Americas, 33rd Floor

New York, NY 10105

Re:	Amendment No. 3 to Form S-4 of

Adit EdTech Acquisition Corp, filed December 7, 2022 (the “Amended Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated November 29, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) that was to be issued by Adit Ed Tech Acquisition Corp. (the “Company”) pursuant to the initial Agreement and Plan of Merger between the Company, Griid Holdco LLC and ADEX Merger Sub, LLC, a wholly-owned subsidiary of the Company, dated November 29, 2021.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the caption “Questions and Answers About the Transaction Proposals for ADEX Stockholders – Did the board of directors of ADEX obtain a fairness opinion in determining whether or not to proceed with the merger?”, “Summary of the Proxy Statement/Prospectus – Opinion of Financial Advisor to the ADEX Board Related to the Initial Merger Consideration,” and “Proposal No. 1—The Merger Proposal – The Merger – Opinion of Financial Advisor to the ADEX Board Related to the Initial Merger Consideration” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC

Lincoln International LLC